EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on January 30th, 2023, effective January 30th, 2023, by and between SOBRSAFE, INC. (“SOBRSafe” or, the “Company”)) and DAVID J. GANDINI (“Executive”). SOBRSafe and Executive will be referred to below collectively as the “Parties” and each individually as a “Party.” In order to avoid any conflicts of interest in Executive acting both in his individual capacity and as CEO on behalf of SOBRSafe, under this Agreement, all decisions of SOBRSafe to be made under this Agreement shall be determined by and made at the direction of the Board of Directors. Notwithstanding the foregoing, Executive shall maintain his normal day to day activities for the Company.

RECITALS

WHEREAS, SOBRSafe wishes to continue to employ Executive as its Chairman and Chief Executive Officer, and Executive desires to be employed by SOBRSafe in such capacity.

WHEREAS, SOBRSafe and Executive desire to reduce their agreement on the terms of Executive’s employment to writing.

NOW THEREFORE, in consideration of the mutual covenants, conditions, and understandings contained herein, the sufficiency of which are acknowledged by both SOBRSafe and Executive, SOBRSafe hereby employs Executive as its Chairman and Chief Executive Officer, and Executive hereby agrees to render his full-time professional services to SOBRSafe, upon the following terms and conditions.

TERMS

1. Term. The effective date of this Agreement shall be January 1, 2023 (the “Effective Date”). Subject to the Termination provisions set forth in Paragraph 4 below, this Agreement shall extend from the Effective Date through December 31, 2025 (the “Term”). The Term will automatically renew for additional terms of one (1) year each (“Renewal Terms”), unless one Party gives written notice to the other Party of his or its intention not to begin a Renewal Term. Any or all Renewal Terms will be subject to the terms of this Agreement unless the Parties agree in writing to different or additional terms before the commencement of a Renewal Term.

2. Title and Job Duties. Executive shall report directly to the Board of Directors, and shall be engaged as the Chairman and Chief Executive Officer of SOBRSafe. Executive will perform the duties and responsibilities commensurate with his role, which shall include, but shall not be limited to:

(a) Being the top executive responsible for business strategic planning and company vision.

(b) Overseeing budgets, staff, and executives and evaluating the success of the company.

(c) Personnel management and continual, individual SWOT analysis.

(d) Employing comp consultant in Q1 2023 to ensure competitiveness with current employees and future hires.

(e) Manage investor relations and digital awareness strategy to increase shareholder value Responsible for the definition and guidance of growth strategy, including operations, sales and customer support.

(f) Responsible for optimizing capital structure and preserving, improving cash position.

(g) Prudent deployment and investment of capital raised to include a strategy for the payoff and or replacement of debt. The potential of investors exercising warrants as ad additional source of capital will be factored as part of the decision-making process.

(h) Evolving shareholder base composition from retail to small institutional to larger long holders over the course of 2023 and beyond.

(i) Dedicated spokesperson for the company, representing its interests to financial, business and advocacy audiences; includes proactive, twice-monthly video updates to build trust and understanding.

(j) Pursuing strategic partnerships that drive revenue and awareness of the company. Continually evaluate, evolve and enhance company culture.

(k) Expand formal footprint to include Michigan office in 2023.

(l) Ensuring sales targets are met with manufacturing partners, develop and implement tactics to ensure capacity stays ahead of forecasts.

(m)Continually ensure defensibility of intellectual property and maintain competitive landscape fluency.

(n) Establishing customer beachhead in home market of Colorado’s Front Range.

(o) As Chairman, Executive will Meet with board members and other executives to assess the direction of the company and ensuring the company's compliance with the stated mission. Executive shall preside at meetings of the Board of Directors, create a purposeful agenda in collaboration with the Lead Director, assign committee chairs, set goals and objectives for SOBRSafe, schedule meetings of the Board of Directors in compliance with NASDAQ requirements, and maintain accountability for attendance at Board of Directors’ meetings.

(p) Executive shall devote his full business time, attention, and best efforts to the performance of his duties under this Agreement in a manner that will faithfully and diligently further the business and interests of SOBRSafe.

(q) Executive shall be subject to all SOBRSafe policies and procedures applicable to other employees of SOBRSafe unless specifically stated otherwise in this Agreement.

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3. Compensation and Benefits. For services rendered by Executive under this Agreement, SOBRSafe shall provide Executive with the following compensation and benefits:

(a) Base Salary. SOBRSafe shall pay Executive an annual base salary of $300,000.00 dollars (the “Base Salary”) for the first calendar year of the Term, payable according to SOBRSafe’s standard payroll practices, and subject to such payroll deductions and withholdings as are required by law or authorized by Executive. For each subsequent calendar year of the Term and for each Renewal Term thereafter, Executive shall receive salary adjustments, as recommended by the Compensation Committee and approved by the Board of Directors. Any such adjustment shall be effective on January 1 of each successive year of the Term or Renewal Term, payable according to SOBRSafe’s standard payroll practices, and subject to such payroll deductions and withholdings as are required by law or authorized by Executive.

(b) Annual Bonus Plan Payment. Executive is also entitled to participate in SOBRSafe’s Annual Bonus Plan and any and all other incentive payments available to executives at SOBRSafe. The amount of the Annual Bonus Plan Payment shall be competitive with industry standards as determined by the Compensation committee and approved by the Board of Directors, but in no event less than 30% of Executive’s Base Salary for the calendar year in which the Annual Bonus Plan Payment is made, subject to the criteria set by the Compensation Committee and approved by the Board of Directors. Such Annual Bonus Plan, as approved by the Compensation Committee and the Board of Directors, may provide for a bonus of more than 30%, in the event certain stretch goals are satisfied. Annual Bonus Plan Payments shall be in addition to, and not part of, the Base Salary referenced in Paragraph 3(a). The Annual Bonus Plan Payments will be made and paid out on a quarterly basis, on a date no later than forty-five (45) days following the prior quarter, with the last quarterly payment due on December 31st of such year. If this Agreement terminates for any reason at any time before the date on which the Annual Bonus Plan Payment is made, Executive will be eligible to receive the Annual Bonus Plan Payment pursuant to Section 4 below.

(c) Equity. SOBRSafe has established the 2019 Equity Incentive Plan (the “Stock Plan”), to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, and to promote the success of SOBRSafe’s business. Executive may be provided with regular equity grants commensurate with his role and as awarded by the Board of Directors subject to the discretion of the Compensation Committee and the Board of Directors. Executive’s equity grants shall at all times be subject to applicable securities laws and the terms of the Stock Plan (or any successor plan thereto).

4. Change of Control Option Vesting. In the event of a Change of Control of the Company as that phrase is defined in the next sentence, all Option Shares shall vest and be exercisable in accordance with their terms and conditions. As used in this Employment Agreement, the phrase “Change of Control” shall be deemed to mean any of the following occurring after the Effective Date: (i) the Company consolidates with, amalgamates or merges with or into, another business entity or any business entity consolidates with, or amalgamates or merges with or into the Company; (ii) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Company’s assets (determined, if applicable, on a consolidated basis) to any individual, firm, entity or group other than pursuant to a transaction in which individuals that beneficially owned directly or indirectly, voting shares representing a majority of the total voting power of the Company; (iii) the adoption of a plan the consummation of which would result in the liquidation or dissolution of the Company; and (iv) the acquisition, directly or indirectly, by any individual, firm, entity or group of beneficial ownership of more than 50% of the aggregate voting power of the Company’s voting securities.

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(a) Benefits Other than Retirement Plan. Except as otherwise specifically provided elsewhere in this Agreement, Executive shall be entitled to benefits, including, without limitation, insurance coverage, sick leave, vacation, and holidays in accordance with SOBRSafe’s benefit plans and policies in effect for salaried employees as such plans and policies may be amended from time to time. Notwithstanding anything in this Subparagraph to the contrary, Executive’s vacation and sick time shall be paid out upon resignation or termination for any reason under Paragraph 4 as follows: payment of all accrued but unused vacation and accrued but unused sick time.

(b) Retirement Plan. Executive shall be entitled to participate in the policies and offerings of SOBRSafe’s standard retirement plan, in accordance with the terms of such plan.

(c) Expenses and Travel. SOBRSafe shall reimburse Executive for expenses necessary for the discharge of his duties pursuant to the then-current policy issued concerning expenses. Any travel by Executive as a part of the performance of his duties under this Agreement shall be subject to the then-current policy for approving business expenses, or any subsequent policy issued concerning travel. Subject to the then-current policy for approving business expenses, and any subsequent policy issued concerning travel, the Board will reimburse reasonable requests for which Executive has provided adequate documentation.

(d) Conflicts. To the extent that there is any conflict or inconsistency between the terms of this Agreement and any SOBRSafe policy or procedure (except as identified in the following sentence of this Subparagraph), the terms of this Agreement shall control. To the extent there is any conflict or inconsistency between the terms of this Agreement and any SOBRSafe insurance coverage or retirement plan, the terms of such coverage or plan shall control.

(e) Withholding. All forms of compensation paid to Executive as an employee of SOBRSafe, with the exception of expense reimbursements, shall be less all applicable withholdings and subject to all applicable state and federal laws.

5. Termination. This Agreement, and Executive’s employment, shall terminate upon any of the following:

(a) Expiration of the Agreement. Executive’s employment shall terminate immediately upon the expiration of the last active Term or Renewal Term as applicable pursuant to Paragraph 1, or pursuant to a modified written agreement signed by both SOBRSafe and Executive. Upon the termination of Executive’s employment under this Subparagraph, Executive agrees that he shall be entitled only to the following payments; accrued but unused vacation and accrued but unused sick time as set forth in Paragraph 3(c); earned but unpaid Base Salary, if any; awarded but unpaid Annual Bonus Payment, if any; vested but unexercised Equity, if any; approved expense reimbursements, if any; and any other payments or amounts as may be required by applicable federal or state employment laws.

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(b) Termination for Cause. The Board of Directors may, at any time during the Term or any Renewal Terms, terminate Executive’s employment and this Agreement for Cause upon written notice, provided such notice is provided thirty (30) days prior to any such termination and Executive is given an opportunity to cure within thirty (30) days after receiving written notice of the asserted “Cause”, provided that no opportunity to cure shall be required for 4 (b)(iii)-(vii). For the purposes of this Agreement, “Cause” shall be defined as the following:

(i) any material breach by Executive of this Agreement;

(ii) any material failure by Executive to comply with SOBRSafe’s written policies or rules as they may be in effect from time to time;

(iii) any material neglect or persistent unsatisfactory performance of Executive’s duties, including but not limited to, material underperformance of the approved Annual Budget, as determined by a majority vote of the Board.

(iv) Executive’s repeated failure to follow reasonable and lawful instructions from the Board;

(v) Executive’s conviction of, or plea of guilty or nolo contendere to, any crime that results in material harm to the business or reputation of SOBRSafe;

(vi) Executive’s commission of or participation in an act of fraud, dishonesty, or embezzlement against SOBRSafe; or

(vii) Any act of moral turpitude, as determined by the Board; (viii) Executive’s breach of fiduciary duty owed to SOBRSafe.

Whether Cause exists to justify the termination of Executive’s employment shall be determined by the Board of Directors upon vote conducted according to SOBRSafe’s Articles of Incorporation and Bylaws. Upon termination of Executive’s employment for Cause, Executive agrees that he shall be entitled only to the following payments: accrued but unused vacation and accrued but unused sick time as set forth in Paragraph 3(c); earned but unpaid Base Salary, if any; amounts owed by SOBRSafe to Executive prior to or pursuant to this Agreement; an amount equal to premium payments for COBRA coverage for a period of six (6) months following termination of Executive’s employment for Cause; approved expense reimbursements, if any; and any other payments or amounts as may be required by applicable federal or state employment laws.

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(c) Termination without Cause. The Board may terminate Executive’s employment and this Agreement without Cause upon providing sixty (60) days written notice to Executive. Upon termination of Executive’s employment without Cause, Executive shall receive accrued but unused vacation and accrued but unused sick time; earned but unpaid Base Salary, if any; awarded but unpaid Annual Bonus Plan Payment, if any, and, at the end of the fiscal year in which the Executive shall have been terminated, a pro rata portion of any bonus to which Executive shall have earned under the Executive's Annual Bonus Plan through the date of Executive’s termination of employment; vested but unexercised Equity, if any, as well as the acceleration of any unvested Equity which shall automatically vest immediately upon Executive’s termination of employment; approved expense reimbursements, if any; and all other payments or amounts as may be required by applicable federal or state employment laws, as well as a severance payment equivalent to (1) year of his Base Salary (inclusive of all incremental increases as outlined in Paragraph 3(a) above), subject to withholdings as required by law; provided, however, that payment of severance under this Paragraph 4(c) shall only be made if Executive executes, and does not thereafter revoke, a release of claims against SOBRSafe and any and all affiliates, employees, and officers of SOBRSafe, in the form found in Exhibit B to this Agreement, which is incorporated by reference. Payment of severance pay pursuant to this Paragraph 4(c) is intended to be exempt from Section 409A of the Internal Revenue Code by reason of the exemptions for separation pay arrangements found in Treasury Regulation Section 1.409A-1(b)(9) and/or for “short-term deferrals” found in Treasury Regulation Section 1.409A-1(b)(4) (or both) and the terms of this Agreement shall be applied and interpreted to the extent possible in a manner that is consistent with the requirements of the aforementioned regulatory exemptions. Consistent with this intent, payment of severance under this Section 4(c) shall be made as soon as practicable following the date as of which the Release is executed and becomes irrevocable (which shall, in all events, be no later than sixty (60) days following Executive’s separation from service with SOBRSafe).

(d) Termination upon Death or Disability. The Board of Directors may terminate this Agreement and Executive’s employment upon Executive’s death or Disability. For the purposes of this Agreement, “Disability” is defined as illness, accident, or other disability (mental or physical), such that Executive becomes qualified for Long Term Disability Benefits. Whereupon the determination that Executive has a Disability, the Board shall place Executive on paid administrative leave, at a rate of half his Base Salary (inclusive of all incremental increases as outlined in Paragraph 3(a) above), for a period of one hundred and twenty (120) days, after which Executive’s employment shall terminate. Upon termination of Executive’s employment as a result of Executive’s death or Disability, Executive agrees that he shall be entitled only to accrued but unused vacation and accrued but unused sick time; earned but unpaid Base Salary, if any; awarded but unpaid Annual Bonus Plan Payment, if any, and, at the end of the fiscal year in which Executive shall have died, a pro rata portion of any bonus to which Executive shall have earned under the Executive’s Annual Bonus Plan through the date of Executive’s death; vested but unexercised Equity, if any; and any further payments or amounts as may be required by applicable federal or state employment laws.

(e) Termination upon Resignation. Executive may voluntarily retire or resign his employment under this Agreement and terminate this Agreement upon providing the Board of Directors with Sixty (60) days written notice of such resignation. Upon receiving such notice, the Board of Directors may, in its sole discretion, (1) place Executive on paid administrative leave for the 60-day period; or (2) require that Executive continue to perform his duties consistent with Paragraph 2 above until the expiration of the 60-day period. Regardless of which option the Board of Directors elects, Executive agrees that, upon termination of employment, he shall be entitled only to accrued but unused vacation and accrued unused sick time as set forth in Paragraph 3(c); earned but unpaid Base Salary, if any; awarded but unpaid Annual Bonus Plan Payment, if any; vested but unexercised Equity, if any; approved expense reimbursements, if any; and any further payments or amounts as may be required by applicable federal or state employment laws.

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(f) Termination Upon Resignation for Good Reason. Executive may, at any time during the Term or any Renewal Terms, voluntarily resign his employment under this Agreement for Good Reason upon providing Sixty (60) days written notice to SOBRSafe. For the purposes of this Agreement, “Good Reason” shall be defined as the following:

(i) an assignment to Executive of duties or responsibilities materially inconsistent with or in materially breach of Paragraph 2 for a period of more than sixty (60) days (when SOBRSafe fails to modify the job duties or responsibilities within Sixty (60) days after being notified in writing by Executive of Executive’s intent to invoke this Subparagraph (f)(i));

(ii) a request by SOBRSafe or any member of the Board of Directors to perform duties or services materially inconsistent with Executive’s job title or other material diminution of Executive’s job duties, responsibilities, or benefits of employment, provided that Executive is meeting or exceeding the financial performance objectives set forth in the Annul Budget(s);

(iii) a material diminution in Executive’s Base Salary;

(iv) a material breach of any material terms and conditions of this Agreement by SOBRSafe, which breach has not been cured by SOBRSafe within sixty (60) days after written notice to SOBRSafe from Executive;

(v) a request by SOBRSafe or any member of the Board of Directors to perform duties or services that Executive reasonably believes, with the written opinion of counsel, violates any provision of the law or could violate any provision of the law; or

(vi) a change of more than fifty (50) miles in the geographic location at which Executive provides services to SOBRSafe, so long as Executive provides at least sixty (60) days’ notice to SOBRSafe following the initial occurrence of any such event and SOBRSafe fails to cure such event within thirty (30) days thereafter, and provided further that executive did not approve directly or indirectly of such relocation;

Upon resignation of Executive’s employment for Good Reason, Executive shall receive accrued but unused vacation and accrued but unused sick time; earned but unpaid Base Salary, if any; awarded but unpaid Annual Bonus Plan Payment, if any, and, at the end of the fiscal year in which the Executive shall have been terminated, a pro rata portion of any bonus to which Executive shall have earned under the Executive's Annual Bonus Plan through the date of Executive’s termination of employment; vested but unexercised Equity, if any, as well as the acceleration of any unvested Equity which shall automatically vest immediately upon Executive’s termination of employment; approved expense reimbursements, if any; and all other payments or amounts as may be required by applicable federal or state employment laws, as well as a severance payment equivalent to one (1) year of his Base Salary (inclusive of all incremental increases as outlined in Paragraph 3(a) above), subject to withholdings as required by law; provided, however, that payment of severance under this Paragraph 4(c) shall only be made if Executive executes, and does not thereafter revoke, a release of claims against SOBRSafe and any and all affiliates, employees, and officers of SOBRSafe, in the form found in Exhibit A to this Agreement, which is incorporated by reference. Payment of severance pay pursuant to this Paragraph 4(c) is intended to be exempt from Section 409A of the Internal Revenue Code by reason of the exemptions for separation pay arrangements found in Treasury Regulation Section 1.409A-1(b)(9) and/or for “short-term deferrals” found in Treasury Regulation Section 1.409A-1(b)(4) (or both) and the terms of this Agreement shall be applied and interpreted to the extent possible in a manner that is consistent with the requirements of the aforementioned regulatory exemptions. Consistent with this intent, payment of severance under this Section 4(c) shall be made as soon as practicable following the date as of which the Release is executed and becomes irrevocable (which shall, in all events, be no later than sixty (60) days following Executive’s separation from service with SOBRSafe Conflicting Engagement. During Executive’s employment, Executive will not engage in any other employment or activity relating to the business in which SOBRSafe is now or may hereafter become engaged, whether as a consultant, employee, advisor, contractor, or any other capacity, or which would otherwise conflict with Executive’s obligations to SOBRSafe, without the prior written consent of SOBRSafe.

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6. Non-Competition. Executive acknowledges that in performing Executive’s responsibilities for SOBRSafe, Executive has been, or will be, given access to, SOBRSafe’s confidential information and/or trade secrets. Executive further acknowledges and agrees that the restrictive covenants set forth below are necessary to protect SOBRSafe’s confidential information and/or trade secrets, or other protectable interests SOBRSafe may have. In order to protect SOBRSafe’s confidential information and/or trade secrets, and other protectable interests they may have, Executive agrees that during the period of Executive’s employment and for three (3) years from the termination date of such employment (the “Restricted Period”), thereafter, Executive will not, directly or indirectly, engage in any of the activities described in paragraphs 6(a), (b), and (c) below:

(a) Solicit any customer or prospective customer of the Company for the purpose of providing any product or any expected product, or in competition with SOBRSafe;

(b) Engage in any activity for Executive’s own benefit, or for the benefit of any other person or organization, which involves the development or sale of any product or service that is competitive with the business of the Company that is a Competitor (defined in subsection (c) below) of the Company;

(c) Perform any job function, on behalf of any Competitor (defined below) of SOBRSafe, which is similar to any of the material job functions Executive performed during the last two years of Executive’s employment. This prohibition includes performing any such job function as an employee, independent contractor, or any form of agent. “Competitor” means any business which competes with SOBRSafe in the business of alcohol detection.

(d) Directly or indirectly owning more than a 5% ownership interest in any Competitor.

(e) These provisions will apply regardless of the reasons for Executive’s termination of employment, and will apply even if Executive is not entitled to salary continuation or severance when Executive’s employment ends

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7. Non-Solicitation. Executive agrees that during the period of employment with SOBRSafe and during the Restricted Period, Executive will not, directly or indirectly, solicit, or induce to leave the employ of SOBRSafe, anyone who at that time is employed by SOBRSafe.

8. Non-Disparagement. Executive and the Board of Directors each shall refrain from publishing any oral or written statements about the other, or any of such individuals’ or entities’ officers, employees, shareholders, agents or representatives, that are disparaging, slanderous, libelous, or defamatory, or that constitute a misappropriation of the name or likeness of Executive or SOBRSafe, except as may be required in connection with the compliance with any law. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded under this provision are in addition to any and all rights and remedies otherwise afforded by law.

9. Defend Trade Secrets Act Notification. Nothing in this Agreement prohibits Executive from reporting an event that Executive reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency, or from cooperating in an investigation conducted by such a government agency. This may include disclosure of trade secrets within the limitations permitted by the Defend Trade Secrets Act of 2016 (“DTSA”). Executive is notified that under the DTSA, no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act of 1996, as amended) that is: (A) made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public. Executive is also notified that an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret except as permitted by court order.

10. Survival, Necessity, and Reasonableness. The Parties agree that paragraphs 6, 7, and 8 shall survive the termination of this Agreement, that the restrictions set forth in paragraphs 5, 6, and 7 are necessary to prevent the use and disclosure of SOBRSafe’s confidential information and to otherwise protect the legitimate business interests of SOBRSafe. Executive further agrees and acknowledges that the provisions of this Agreement are reasonable.

11. Notices. Any notices required or permitted to be given under this Agreement, shall be sufficient if in writing and personally delivered or sent by certified mail, return receipt requested, to Executive at his residence address on file with SOBRSafe, or, to SOBRSafe at its principal office, addressed to the Chairman of the Board of Directors, together with a copy to each member of the Board of Directors, or Electronic transmission to an agreed upon email address.

12. Waiver. The waiver by either Party of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach by the other Party. The breach by either Party of any of the terms, conditions, or agreements hereunder shall not constitute grounds for violation or breach of any other term, agreement, or condition of this Agreement. No waiver of any provision of this Agreement shall be valid until it is in writing and signed by the person or party against whom it is charged.

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13. Arbitration.

(a) Resolution of Disputes. In the event any dispute(s) arises between the parties that arise out of or relates to Executive’s employment with SOBRSafe or this Agreement (or the breach thereof) (a “Dispute”), the parties shall cooperate in good faith to resolve the Dispute(s). If the parties cannot resolve the Dispute(s) between themselves within ten (10) business days after written notice of activation of the terms of this Subparagraph, each party shall, within seven (7) business days after the expiration of said 10-day period, suggest three (3) mediators located within fifty (50) miles of Denver, Colorado, and shall notify the other party of such suggestions. The parties will consider the mediators in good faith, and agree on a single mediator to resolve the dispute. The selected mediator shall have thirty (30) calendar days from selection to resolve the Dispute(s). If a resolution of the Dispute(s) does not occur through said mediation within said 30 days, unless the parties mutually agree to extend the thirty-day period based on availability of the mediator or the parties, the Dispute(s) shall be resolved by binding arbitration. All administrative costs of mediation, including costs charged by the mediator, shall be borne by SOBRSafe, with each party bearing its or his own attorneys’ fees.

(b) Arbitration. In the event any Dispute cannot be resolved through mediation the parties agree to submit such dispute(s) to binding non-appealable arbitration within ten (10) business days from the expiration of the thirty (30) day period set out in Paragraph 13(a), or the dispute will be considered waived and time barred. Any such arbitration arising hereunder shall be conducted before a single arbitrator in Denver, Colorado, in accordance with the Employment Arbitration Rules of the American Arbitration Association then in effect and the Federal Rules of Civil Procedure. Each party hereby submits to personal jurisdiction in Denver, Colorado, for the purpose of such arbitration proceeding. One arbitrator will be chosen from a panel of five (5) arbitrators submitted by the American Arbitration Association. The arbitrator shall be selected through a strike procedure, and the Party with the first strike shall be determined by the flip of a coin. The arbitration hearing shall be held within one hundred eighty (180) days from the selection of the arbitrator. The arbitrator shall reach a final decision within thirty (30) days of the conclusion of the arbitration hearing and the filing of post arbitration briefs, if any. The company shall pay the American Arbitration Association’s administrative fees, arbitrator’s fees, and any other administrative or scheduling costs charged by the American Arbitration Association or the arbitrator, but each party shall be responsible for such party’s own attorneys’ fees and costs. The non-prevailing party in arbitration shall reimburse the prevailing party, which prevailing party status shall be determined by the arbitrator, for the prevailing party’s share of the fees and costs charged by the American Arbitration Association and/or the arbitrator as described above. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The results of the arbitration proceeding shall be maintained in confidence.

(c) Temporary Injunctive Relief. Notwithstanding the alternative dispute resolution steps and arbitration obligations of the parties provided for in paragraphs 13(a) and (b) above, either party may seek enforcement of this Agreement through injunctive relief in a court of law located in Denver, Colorado to secure temporary injunctive relief until an arbitration can be conducted with the understanding that all issues of final relief shall be decided by arbitration. To facilitate temporary injunctive relief, a court of law shall have the authority under this Agreement to make interim rulings of law as needed to issue temporary injunctive relief (inclusive of partial enforcement or reformation where necessary); provided, however, that such rulings shall be temporary in nature and subject to review in arbitration with all final issues of law and relief decided by arbitration. Injunctive relief may be granted immediately upon the commencement of any such action, and neither Party is required to post a bond to obtain temporary or permanent injunctive relief.

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14. Indemnification. SOBRSafe shall defend, indemnify, and hold Executive harmless against all liability or loss arising out of Executive’s employment or affiliation with SOBRSafe (whether as an officer, director, agent and any other capacity, including if Executive is or was serving at the request of SOBRSafe as an employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, as well as service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as an employee or agent or in any other capacity while serving as an employee or agent. Such indemnification obligation of SOBRSafe includes without limitation if Executive is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (herein a “proceeding”). SOBRSafe shall pay all attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement incurred or suffered by Executive. Such indemnification shall continue as to the Executive after he has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Executive’s heirs, executors, and administrators for the applicable statute of limitations; provided, however, that the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by the Executive. The right to indemnification conferred in this paragraph shall be a contract right and shall include the right to be, promptly upon request, paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition. The right to indemnification further includes any indemnification rights to which Executive may be entitled under SOBRSafe’s Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that SOBRSafe may have to indemnify me or hold Executive harmless. Notwithstanding any provision of this Agreement to the contrary, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee on account of Indemnitee’s conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct;

15. Choice of Law. The Agreement has been made in and shall be governed by the laws of the State of Colorado, without regard to conflict-of-laws principles.

16. Entire Agreement and Amendments. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter herein and supersedes and replaces any prior or contemporaneous statements, representations, understandings, or agreements. This Agreement may only be amended, modified, or extended by written agreement duly executed by the Parties.

17. Assignment. Neither Party may assign any rights or delegate any obligations hereunder without the prior written consent of the other Party.

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18. Interpretation. This Agreement was negotiated and drafted at arms-length between the Parties, and, therefore, shall not be construed in favor of or against any Party. The headings contained in this Agreement are for convenience of reference only and are not intended to limit the scope or affect the interpretation of any provision of this Agreement.

19. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof. It is the intention of the Parties that in the event any provision is held illegal, invalid, or unenforceable, that such provision be limited so as to effect the intent of the Parties to the fullest extent permitted by applicable law.

IN WITNESS WHEREOF, the Parties have signed the Executive Employment Agreement effective the day and year first above written.

/s/ Steve Beabout
Steve Beabout, Lead Director

SOBRSafe Inc.

/s/ David J. Gandini
David J. Gandini

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EXHIBIT A

NOTICE: YOU MAY CONSIDER THIS GENERAL RELEASE AND WAIVER FOR UP TO TWENTY-ONE (21) DAYS. YOU MAY NOT SIGN IT UNTIL ON OR AFTER YOUR LAST DAY OF WORK. IF YOU DECIDE TO SIGN IT, YOU MAY REVOKE THE GENERAL RELEASE AND WAIVER WITHIN SEVEN (7) DAYS AFTER SIGNING. ANY REVOCATION WITHIN THIS PERIOD MUST BE IMMEDIATELY SUBMITTED IN WRITING TO SOBRSAFE’S CHAIRMAN OF THE BOARD OF DIRECTORS. YOU MAY WISH TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.

GENERAL RELEASE AND WAIVER

In consideration for the benefits that I will receive under the attached Executive Employment Agreement, I, and any person acting by, through, or under me, hereby release SOBRSafe Inc., its current and former agents, subsidiaries, affiliates, employees, officers, successors, and assigns (“SOBRSafe”) from any and all claims arising out of my employment or the termination thereof. This General Release and Waiver is to be broadly construed to encompass all claims of any kind or character whatsoever, whether known or unknown, based upon any matter occurring prior to my execution of this General Release and Waiver and including, but without limiting the generality of the foregoing, any and all claims under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, § 1981a, § 1983, § 1985, or § 1988; the Age Discrimination in Employment Act, as amended; the Americans with Disabilities Act of 1990, as amended; the Rehabilitation Act of 1973, as amended; the Fair Labor Standards Act of 1938, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Family Medical Leave Act of 1993, as amended; the Sarbanes-Oxley Act, as amended; the Genetic Information Nondiscrimination Act of 2008; the Worker Adjustment and Retraining Notification Act; the Occupational Safety and Health Act, as amended; the National Labor Relations Act, as amended; the Labor Management Relations Act, as amended; the Fair Credit Reporting Act, as amended; the Consolidated Omnibus Budget Reconciliation Act, as amended; the Colorado Anti-Discrimination Act, as amended; the Public Health Emergency Whistleblower Law; and any other federal, state or local constitution, statute, regulation, or ordinance, and any and all common law claims including, but not limited to, claims for wrongful or retaliatory discharge, intentional infliction of emotional distress, negligence, defamation, invasion of privacy, and breach of contract. This General Release and Waiver does not apply to (1) any indemnification rights to which I may be entitled under SOBRSafe’s Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that SOBRSafe may have to indemnify me or hold me harmless; (2) my rights following the date hereof with respect to any equity interests I hold in SOBRSafe or any of its past or present affiliates; or (3) any claims or rights that may arise after the date that I signed this General Release and Waiver. I understand that SOBRSafe is not admitting to any violation of my rights or any duty or obligation owed to me.

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Excluded from this General Release and Waiver are any claims that cannot be waived by law, including but not limited to (1) the right to file a charge with or participate in, an investigation conducted by certain government agencies, and (2) any rights or claims to benefits accrued under benefit plans maintained by SOBRSafe, including any applicable stock or equity plans. I do, however, waive my right to any monetary recovery should any agency or other third party pursue any claims on my behalf. I represent and warrant that I have not filed any complaint, charge, or lawsuit against SOBRSafe with any governmental agency and/or any court.

I have read this General Release and Waiver and I understand its legal and binding effect. I am acting voluntarily and of my own free will in executing this General Release and Waiver.

I have had the opportunity to seek, and I was advised in writing to seek, legal counsel prior to signing this General Release and Waiver.

I was given at least twenty-one (21) days to consider signing this General Release and Waiver. I understand that if I sign the General Release and Waiver, I can change my mind and revoke it within seven (7) days after signing it, by notifying SOBRSafe’s Chairman of the Board of Directors in writing. I understand that this General Release and Waiver will not be effective until after this seven (7) day revocation period has expired.

DATED: _______________________________

David J. Gandini

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